SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): November 17, 1998

                       Exact Name of
Commission             Registrant as                         IRS Employer          Registrants'
File                   Specified in its       State of      Identification           Telephone
Number                 Charter                Incorporation    Number                  Number

---------------------- ---------------------------- ------------- ------------------ -----------------

(Number Applied For)   CMP Group, Inc.              Maine         01-0519429         207 623-3521

1-5139                 Central Maine Power Company  Maine         01-0042740         207 623-3521



                      83 Edison Drive, Augusta, Maine 04336
              (Address of principal executive offices) (zip code)

Item 1 through Item 4.  Not applicable.


Item 5.  Other Events.

FPL Group, Inc. ("FPL"), which had agreed on January 6, 1998, to purchase the non-nuclear generation assets of Central Maine Power Company ("Central Maine") and certain of its affiliates for approximately $846 million in cash, announced on November 17, 1998, that it had filed a civil action with a federal court (United States District Court for the Southern District of New York) requesting a declaratory judgment that Central Maine cannot meet essential terms of the January agreement. FPL said in a release that "it had concluded, based on recent Federal Energy Regulatory Commission (FERC) rulings on transmission access, as well as other issues, that it should not be bound to complete the transaction." The FPL release further asserted that the FERC rulings will limit FPL's ability to market its power "unconstrained by transmission limitations caused by new power plants being added to the New England Power Pool (NEPOOL) system", and that "without such priority access being assured, FPL Group would not have bid for the assets." FPL requests in the court complaint that it be "excused without further obligation or liability from effecting the purchase of [Central Maine's] generating assets."

The FERC rulings, issued on October 28, 1998, directed NEPOOL to file a new method for determining how it will address future transmission needs, and associated costs, as the New England region seeks to accommodate changes in a restructured utility industry.

CMP Group, Inc. ("CMP Group"), and Central Maine believe that the basic positions asserted by FPL in the court action are without legal merit and intend to contest the court action vigorously. CMP Group and Central Maine are reviewing the complaint, but cannot predict the outcome of the court action or whether, or the terms on which, the generation-asset sale transaction will be completed.


Item 6 through Item 9.  Not applicable.

         Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  CMP GROUP, INC.



                                  By  /s/ David E. Marsh____________
              David E. Marsh
                                         Chief Financial Officer




        CENTRAL MAINE POWER COMPANY



                                  By  /s/ Curtis I. Call_______________
              Curtis I. Call
                                        Treasurer


Dated:  November 17, 1998